EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
MIMEDX GROUP, INC.

FIRST: This Corporation is named MiMedx Group, Inc. (the “Corporation”). The Articles of Incorporation of the Corporation were originally filed in the Office of the Department of State of the State of Florida on February 28, 2008, and amended by the Articles of Merger filed in the Office of the Department of State of the State of Florida on March 31, 2008, the Articles of Amendment filed in the Office of the Department of State of the State of Florida on May 14, 2010, the Articles of Amendment filed in the Office of the Department of State of the State of Florida on August 8, 2012, the Articles of Amendment filed in the Office of the Department of State of the State of Florida on November 8, 2012, the Articles of Amendment filed in the Office of the Department of State of the State of Florida on May 15, 2015, the Articles of Amendment filed in the Office of the Department of State of the State of Florida on November 7, 2018, the Articles of Merger filed in the Office of the Department of State of the State of Florida on July 25, 2019, and the Articles of Amendment filed in the Office of the Department of State of the State of Florida on July 1, 2020.

SECOND: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Corporation’s Articles of Incorporation, as amended, and Section 607.0602 of the Florida Business Corporation Act, these Articles of Amendment were duly adopted by the Board of Directors of the Corporation on October 2, 2020 in accordance with the provisions of Section 607.1003 of the Act.

THIRD: These Articles of Amendment were duly approved by holders of a majority of the outstanding shares of the Common Stock and of the Preferred Stock of the Corporation, voting together as a single class, in accordance with the provisions of Section 607.1003 of the Act and the Amended Articles on November 20, 2020.

FOURTH: The Amended Articles are hereby amended by deleting the first sentence of Article 3 and inserting the following text in lieu thereof:

Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 192,500,000 shares of capital stock, of which 187,500,000 shares shall be designated “Common Stock,” at $.001 par value per share, and 5,000,000 shares shall be designated as “Preferred Stock,” at $.001 par value per share.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on November 20, 2020.

MiMedx Group, Inc.

By:/s/ William F. Hulse IV
Name: William F. Hulse IV
Its: General Counsel and Secretary